Exhibit 99.1

Porter Bancorp, Inc. Reports First Quarter 2014 Results

First Quarter 2014 Net Loss Attributable to Common Shareholders of $976,000

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 30, 2014--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with 18 full-service banking centers in Kentucky, today reported unaudited results for the first quarter of 2014.

The Company reported that the net loss attributable to common shareholders decreased to $976,000, or ($0.08) per diluted share, for the first quarter of 2014 compared to a net loss of $1,028,000, or ($0.09) per diluted share for the fourth quarter of 2013 and increased compared to the net loss of $524,000, or ($0.04) per diluted share, for the first quarter of 2013.

Our primary initiatives for 2014 are to continue reducing non-performing assets, restore capital, and return to sustainable profitability while continuing to serve our customers and developing new quality financial relationships.

First Quarter 2014 Financial Performance Highlights

  Net Interest Income – Net interest income declined to $7.3 million for the first quarter of 2014 compared with $7.6 million in the fourth quarter of 2013 and $8.3 million in the first quarter of 2013 as average loans declined to $698.2 million for the first quarter of 2014 compared with $719.2 million in the fourth quarter of 2013 and $872.5 million in the first quarter of 2013. Net interest margin remained consistent at 2.96% in the first quarter of 2014, compared with 2.96% in the fourth quarter of 2013, and declined from 3.07% in the first quarter of 2013.
  Provision for Loan Losses – No provision for loan losses expense was recorded for the first quarter of 2014 or the fourth quarter of 2013, compared to $450,000 in the first quarter of 2013. The reduction in provision for loan losses benefited from the downsizing of the loan portfolio, declining historical loss rates, and a reduction in loans migrating downward in risk grade classification. The allowance for loan losses for loans evaluated collectively for impairment was 4.10% at March 31, 2014, compared with 4.41% at December 31, 2013, and 4.88% at March 31, 2013.
  Non-performing Assets - Non-performing assets, which include loans past due 90 days and still accruing, loans on nonaccrual, and other real estate owned (OREO), decreased to $123.3 million, or 11.59% of total assets at March 31, 2014, compared with $132.9 million, or 12.35% of total assets, at December 31, 2013.

Non-performing loans decreased to $77.3 million, or 11.33% of total loans, at March 31, 2014, compared with $102.0 million, or 14.38% of total loans, at December 31, 2013. The decline was primarily driven by $16.9 million of nonaccrual loans migrating to OREO, $10.2 million in principal payments received on nonaccrual loans, and $2.7 million of net charge-offs.

Non-performing loans and OREO remain at elevated levels and continue to negatively impact financial performance.

	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
	(in thousands)
Past due loans:
30 – 59 days	$5,667	$10,696	$10,018	$8,600	$8,052
60 – 89 days	1,232	775	7,582	2,979	2,960
90 days or more	—	232	—	71	—
Nonaccrual loans	77,344	101,767	106,922	112,185	120,943
Total past due and nonaccrual loans	$84,243	$113,470	$124,522	$123,835	$131,955

Loans past due 90 days or more	$—	$232	$—	$71	$—
Nonaccrual loans	77,344	101,767	106,922	112,185	120,943
OREO	45,918	30,892	41,857	47,030	44,192
Total non-performing assets	$123,262	$132,891	$148,779	$159,286	$165,135

In addition to nonaccrual loans and OREO, loans classified as Troubled Debt Restructures (TDRs) and on accrual totaled $41.8 million at March 31, 2014, compared to $44.3 million at December 31, 2013 and $55.2 million at March 31, 2013.

OREO at March 31, 2014 increased to $45.9 million, compared with $30.9 million at December 31, 2013, and $44.2 million at March 31, 2013. The Company acquired $17.4 million in OREO and sold $2.1 million in OREO during the first quarter of 2014. Fair value write-downs arising from new appraisals or lower marketing prices totaled $250,000 in the first quarter of 2014, compared with $882,000 in the fourth quarter of 2013 and $307,000 in the first quarter of 2013.

  Non-interest Expense – Non-interest expense decreased $547,000 to $8.5 million for the first quarter of 2014, compared with $9.0 million for the fourth quarter of 2013, and decreased $1.1 million compared with $9.6 million for the first quarter of 2013. The reduction in non-interest expense was attributable primarily to lower loan collection expenses and lower OREO expenses.
  Capital – At March 31, 2014, PBI Bank’s Tier 1 leverage ratio was 6.36% compared with 6.28% at December 31, 2013, and its Total risk-based capital ratio was 11.50% at March 31, 2014 compared with 11.44% at December 31, 2013, which are below the minimums of 9.0% and 12.0% required by the Bank’s Consent Order. At March 31, 2014, Porter Bancorp’s leverage ratio was 4.87% compared with 4.95% at December 31, 2013, and its Total risk-based capital ratio was 10.93%, compared with 11.03% at December 31, 2013.

Management and the Board of Directors continue to evaluate appropriate strategies for increasing the Company’s capital in order to meet the capital requirements of the Consent Order. These include, among other things, a possible public offering or private placement of common stock to new and existing shareholders. As previously announced, the Company has engaged a financial advisor to assist the Board of Directors in this evaluation.

PBIB-G

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including our ability to reduce our level of higher risk loans such as commercial real estate and real estate development loans, reduce our level of non-performing loans and other real estate owned, increase net interest income in a low interest rate environment, cybersecurity risks that may result in increased costs for us to protect against the risks, as well as liability or reputational damage to the Company in the event of a breach of our security, as well as our need to increase capital. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the first quarter ending March 31, 2014 follows.

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	3/31/14	12/31/13	3/31/13

Income Statement Data
Interest income	$9,897	$10,259	$11,258
Interest expense	2,597	2,673	2,960

Net interest income	7,300	7,586	8,298
Provision for loan losses	—	—	450

Net interest income after provision	7,300	7,586	7,848

Service charges on deposit accounts	468	523	493
Income from fiduciary activities	—	—	517
Bank card interchange fees	161	176	172
Other real estate owned income	7	3	112
Gain (loss) on sales of securities, net	44	(4)	—
Income from bank owned life insurance	76	75	79
Other	159	184	274

Non-interest income	915	957	1,647

Salaries & employee benefits	3,741	3,526	4,139
Occupancy and equipment	892	855	931
Other real estate owned expense	662	1,399	791
FDIC insurance	540	511	639
Franchise tax	425	333	537
Loan collection expense	539	734	1,035
Professional fees	558	484	406
Communications expense	235	180	175
Postage and delivery	110	109	113
Insurance expense	149	166	151
Other	651	752	647

Non-interest expense	8,502	9,049	9,564

Income (loss) before income taxes	(287)	(506)	(69)
Income tax expense (benefit)	—	—	—

Net income (loss)	(287)	(506)	(69)
Less:
Dividends on preferred stock	786	607	438
Accretion on preferred stock	—	25	45
Earnings (loss) allocated to participating securities	(97)	(110)	(28)

Net income (loss) available to common	$(976)	$(1,028)	$(524)

Weighted average shares – Basic	12,021,313	11,907,766	11,847,907
Weighted average shares – Diluted	12,021,313	11,907,766	11,847,907

Basic earnings (loss) per common share	$(0.08)	$(0.09)	$(0.04)
Diluted earnings (loss) per common share	$(0.08)	$(0.09)	$(0.04)
Cash dividends declared per common share	$0.00	$0.00	$0.00

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	3/31/14	12/31/13	3/31/13

Average Balance Sheet Data
Assets	$1,073,586	$1,081,908	$1,151,816
Loans	698,184	719,163	872,505
Earning assets	1,019,173	1,033,083	1,111,469
Deposits	984,169	989,847	1,053,884
Long-term debt and advances	35,233	35,652	37,169
Interest bearing liabilities	911,186	922,519	983,481
Stockholders’ equity	36,992	38,035	47,749

Performance Ratios
Return on average assets	(0.11)%	(0.19)%	(0.02)%
Return on average equity	(3.15)	(5.28)	(0.59)
Yield on average earning assets (tax equivalent)	3.99	3.99	4.15
Cost of interest bearing liabilities	1.16	1.15	1.22
Net interest margin (tax equivalent)	2.96	2.96	3.07
Efficiency ratio	104.05	105.87	96.17

Loan Charge-off Data
Loans charged-off	$(3,082)	$(4,171)	$(17,962)
Recoveries	373	541	671

Net charge-offs	$(2,709)	$(3,630)	$(17,291)

Nonaccrual Loan Activity
Nonaccrual loans at beginning of period	$101,767	$106,922	$94,517
Net principal pay-downs	(10,245)	(5,151)	(4,105)
Charge-offs	(2,472)	(3,232)	(17,472)
Loans foreclosed and transferred to OREO	(16,895)	(2,064)	(3,648)
Loans returned to accrual status	(870)	(2,459)	—
Loans placed on nonaccrual during the period	6,059	7,751	51,651

Nonaccrual loans at end of period	$77,344	$101,767	$120,943

Troubled Debt Restructurings (TDRs)
Accruing	$41,813	$44,346	$55,171
Nonaccrual	30,640	46,916	52,592
Total	$72,453	$91,262	$107,763

OREO at beginning of period	$30,892	$41,857	$43,671
Real estate acquired	17,351	2,064	3,680
Valuation adjustment write-downs	(250)	(882)	(307)
Proceeds from sales of properties	(2,075)	(12,205)	(2,655)
Gain (loss) on sales, net	—	58	(197)

OREO at end of period	$45,918	$30,892	$44,192

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of	As of	As of
	3/31/14	12/31/13	3/31/13

Assets
Loans	$682,591	$709,326	$827,076
Loan loss reserve	(25,415)	(28,124)	(39,839)

Net loans	657,176	681,202	787,237
Mortgage loans held for sale	—	149	—
Securities held to maturity	43,550	43,612	—
Securities available for sale	166,442	163,344	183,247
Federal funds sold & interest bearing deposits	99,286	103,669	62,505
Cash and due from financial institutions	7,449	7,465	8,683
FHLB stock	7,323	10,072	10,072
Premises and equipment	19,821	19,983	20,667
Other real estate owned	45,918	30,892	44,192
Accrued interest receivable and other assets	16,565	15,733	16,266

Total Assets	$1,063,530	$1,076,121	$1,132,869

Liabilities and Equity
Certificates of deposit	$656,475	$679,952	$739,934
Interest checking	79,689	84,626	83,522
Money market	89,678	79,349	62,111
Savings	38,524	36,292	41,952

Total interest bearing deposits	864,366	880,219	927,519
Demand deposits	110,507	107,486	108,841

Total deposits	974,873	987,705	1,036,360
Federal funds purchased & repurchase agreements	2,240	2,470	2,853
FHLB advances	4,345	4,492	5,324
Junior subordinated debentures	30,625	30,850	31,525
Accrued interest payable and other liabilities	15,110	14,673	10,069

Total liabilities	1,027,193	1,040,190	1,086,131
Stockholders’ equity	36,337	35,931	46,738

Total Liabilities and Stockholders’ Equity	$1,063,530	$1,076,121	$1,132,869

Ending shares outstanding	12,894,741	12,840,999	12,139,975
Book value per common share	$(0.15)	$(0.18)	$0.70
Tangible book value per common share	(0.25)	(0.29)	0.55

Asset Quality Data
Loan 90 days or more past due still on accrual	$—	$232	$—
Nonaccrual loans	77,344	101,767	120,943

Total non-performing loans	77,344	101,999	120,943
Real estate acquired through foreclosures	45,918	30,892	44,192
Other repossessed assets	—	—	—

Total non-performing assets	$123,262	$132,891	$165,135

Non-performing loans to total loans	11.33%	14.38%	14.62%
Non-performing assets to total assets	11.59	12.35	14.58
Allowance for loan losses to non-performing loans	32.86	27.57	32.94
Allowance as % of loans evaluated individually	2.01	2.32	4.60
Allowance as % of loans evaluated collectively	4.10	4.41	4.88
Allowance for loan losses to total loans	3.72	3.96	4.82

Risk-based Capital Ratios
Tier I leverage ratio	4.87%	4.95%	4.91%
Tier I risk-based capital ratio	7.22	7.34	6.77
Total risk-based capital ratio	10.93	11.03	10.16

FTE employees	263	260	264

CONTACT:
Porter Bancorp, Inc.
John T. Taylor, 502-499-4800
Chief Executive Officer